EXHIBIT 11.1

COMPUTATION OF PER SHARE EARNINGS (LOSSES)

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSSES)

Consolidated

	Year Ended December 31,
	2006	2005	2004
Weighted average Shares of Common Stock outstanding during the year	2,576,402	2,532,282	2,475,850
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	93,507	48,887	36,002
TOTAL	2,669,909	2,581,169	2,511,852
Net Income (Loss)	$7,314,305	$4,101,149	$(811,232)
Per Share amount—Primary/Basic	$2.84	$1.62	$(0.33)
Per Share amount—Diluted	$2.74	$1.59	$(0.33)

Continued Operations

	Year Ended December 31,
	2006	2005	2004
Weighted average Shares of Common Stock outstanding during the year	2,576,402	2,532,282	2,475,850
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	93,507	48,887	36,002
TOTAL	2,669,909	2,581,169	2,511,852
Net Income	$7,314,305	$4,101,149	$1,457,409
Per Share amount—Primary/Basic	$2.84	$1.62	$0.59
Per Share amount—Diluted	$2.74	$1.59	$0.58

Discontinued Operations

	Year Ended December 31,
	2006	2005	2004
Weighted average Shares of Common Stock outstanding during the year	2,576,402	2,532,282	2,475,850
Shares of Common Stock issuable in connection with assumed exercise of options under the treasury stock method	93,507	48,887	36,002
TOTAL	2,669,909	2,581,169	2,511,852
Net Income (Loss)	$—	$—	$(2,268,641)
Per Share amount—Primary/Basic	$—	$—	$(0.92)
Per Share amount—Diluted	$—	$—	$(0.92)